1 GLOBAL X MANAGEMENT COMPANY LLC CODE OF ETHICS July 23, 2014 I. Introduction. The Board of Trustees (the “Board”) of Global X Funds (the “Company”), in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), has approved and adopted this Code of Ethics (the “Code”) and has determined that this Code is reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1. This Code also sets forth the general fiduciary principles to which all of the Company’s Access Persons are subject and establishes reporting requirements for Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A. A. About the Company and the Advisor The Company is a registered investment company that consists of multiple investment portfolios of exchange-traded funds, each of which is hereinafter referred to as a “Fund.” Global X Management Company LLC (the “Advisor”) is the investment adviser for the Funds. In managing the Funds, the Advisor employs a passive, or indexing, strategy which seeks to replicate, for each Fund’s investment portfolio, the composition of each Fund’s benchmark index (the “Underlying Index”). The composition of each Underlying Index is maintained by a third party (the “Index Provider”) that is unaffiliated with the Advisor or the Company. The Index Provider alone decides the component securities in each Underlying Index. SEI Investments Distribution Co. (the “Distributor”) serves as the distributor of creation units for each Fund on an agency basis. In adopting this Code, the Board took into consideration all of these facts. B. Who is covered by the Code? This Code applies to all Access Persons of the Company, which includes all Trustees of the Company (both Interested Trustees and Independent Trustees), all officers of the Company and all employees of the Advisor. II. Statement of General Fiduciary Principles. The Company requires that all Access Persons conduct their personal investment activities in accordance with the following general fiduciary principles: 1. the duty at all times to place the interests of the Company’s shareholders and the Adviser’s clients first;

2 2. the requirement that all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and 3. the fundamental standard that Company personnel should not take inappropriate advantage of their positions. In view of the foregoing, the Company has determined to adopt this Code to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures. This Code sets forth the minimum standard of conduct believed appropriate for employees, officers and Trustees of the Company and the Advisor. Technical compliance with the provisions of the Code will not insulate any actions from scrutiny for evidence of abuse of the fiduciary relationship. Anyone confronted with a potential or apparent conflict of interest should consult the General Counsel or Chief Compliance Officer for advice concerning the propriety of any actions taken. All discussions will be treated as confidential. III. Restrictions on Personal Investing Activities. A. General Policy No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a Fund: 1. employ any device, scheme or artifice to defraud the Funds; 2. make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading; 3. engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or 4. engage in any manipulative practice with respect to the Funds. B. Prohibition Against Insider Trading Access Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by: 1. trading while in possession of material, nonpublic information;

3 2. communicating (“tipping”) such information to others; 3. recommending the purchase or sale of securities on the basis of such information; or 4. providing substantial assistance to someone who is engaged in any of the above activities. This means that Access Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities, such as information about a drug trial or clinical testing results. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which a Fund invests. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services). C. Pre-clearance of Investments in IPOs or Limited Offerings. Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the Advisor’s Chief Compliance Officer (“CCO”). In order to obtain pre-clearance, an Access Person must complete a pre-clearance request through an online compliance program Compliance11. The CCO must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains the authority to grant or deny pre-clearance in exceptional circumstances for good cause. If pre- clearance is obtained, the approval is valid for the day on which it is granted or until the next close on the exchange on which the security is traded. The CCO may revoke a pre-clearance any time after it is granted. Pre-clearance will typically not be given to an Access Person to purchase or sell any IPO or Limited Offering of an issuer (i) if such Security is a component Security in an Underlying Index, on a day when the Security is “being considered for purchase or sale” by a Fund; (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or removed from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index or (iii) the opportunity to invest in such security was the result of the Access Person’s relationship to the Company or the Advisor. D. Pre-Clearance of Personal Securities Transactions Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts. (1) Pre-clearance

4 Access Persons may not buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the Company’s CCO or his designee. The CCO has designated the Advisor’s CCO as the person responsible for reviewing and granting pre-clearance requests under the Code. The general standards for granting or denying pre- clearance are discussed below, although the CCO retains authority to grant or deny pre-clearance in exceptional circumstances for good cause. Pre-clearance must be obtained for all Securities, except Exempt Securities. In order to obtain pre-clearance, an Access Person must complete and submit to the CCO a pre-clearance request through Compliance11. If the transaction is approved by the CCO, approval is valid for the day on which it is granted or until the next close of the exchange on which the security is traded. The CCO may revoke a pre-clearance any time after it is granted. Pre-clearance will typically not be given to purchase or sell any Security of an issuer (i) if such Security is a component Security in an Underlying Index, on a day when the Security is being considered for purchase or sale by a Fund (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index or (iii) the opportunity to invest in such security was the result of the Access Person’s relationship to the Company or the Advisor. (2) Prohibition on Short-Term Trading Access Persons may not purchase or sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security. If any such transactions occur, the Company will require any profits from the transactions to be disgorged for donation by the Company to charity. In applying the 30 calendar day holding period, the Company will apply the “last-in, first-out” methodology. (3) Prohibition on Short Sales and Similar Transactions. Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any Fund. E. Restrictions on Personal Securities Transactions by Access Persons who are Independent Trustees The Company recognizes that Independent Trustees do not have on-going, day-to-day involvement with the operations of the Company and are not involved in decisions regarding Fund portfolio transactions. In addition, it is the practice of the Company to give information about Securities purchased or sold by each Fund, or considered for purchase and sale by each Fund, to Independent Trustees in materials circulated more than 15 days after such Securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund. Accordingly, the Company believes that less stringent controls are appropriate for Independent Trustees, as follows:

5 1. The Securities pre-clearance requirement contained in paragraph III.D.l. and the short-term trading and short sale restrictions in paragraphs III.D.2 and III.D.3 above shall only apply to an Independent Trustee if he or she knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known, that at the time of his or her transaction in a Security (other than an Exempt Security) or during the 15-day period before that transaction, that the Security was also purchased or sold by a Fund or considered for the purchase or sale by a Fund. 2. If the pre-clearance provisions of the preceding paragraph apply, no pre- clearance will be given to an Independent Trustee to purchase or sell any Security of an issuer a) if such Security is a component Security in an Underlying Index, on a day when the Security is being considered for purchase or sale by a Fund; b) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index; or c) when the CCO has been advised by the Advisor that the same Security is being considered for purchase or sale for a Fund. IV. Reporting Requirements and Procedures. In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply. A. Reporting Requirements for Access Persons Other than Independent Trustees and Distributor Access Persons (1) Initial and Annual Holdings Reports: Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report through an online compliance program (Compliance11). Each holdings report must contain, at a minimum, (a) the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45

6 days prior to the date the report is submitted. An Access Person need not make an initial or annual transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under III.D above. (2) Quarterly Report: Each Access Person shall submit reports through an online compliance program (Compliance11) to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under III.D above. B. Reporting Requirements for Independent Trustees An Independent Trustee need not make an initial or annual holdings report described in paragraph IV.A.1 above and shall only be required to submit the quarterly report required under paragraph IV.A.2 for a transaction in a Security (other than an Exempt Security) where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or considered for purchase or sale, by a Fund. V. Administration of the Code. A. The CCO’s Duties and Responsibilities. (1) The CCO shall promptly provide all persons covered by this Code with access to the Code. In addition, all persons covered by this Code must complete the Acknowledgment included as Appendix E within ten days of becoming subject to this Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter; (2) The CCO shall identify, and maintain a list, of all Access Persons and inform them of their reporting obligations promptly. (3) In determining whether to approve a pre-clearance request, the CCO will determine, in good faith, whether the Access Person knew, or should have known, that a Fund had engaged in a transaction involving, or was contemplating a transaction involving, such a Security within 15 days of the pre-clearance request. The CCO must maintain a record of any decision

7 relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted; (4) The CCO will, on a quarterly basis, compare all reported personal securities transactions with the Funds’ completed portfolio transactions during the quarter to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination; (5) If the CCO finds that a Code violation may have occurred, the CCO must report the possible violation to the Board; (6) The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports; and (7) At least annually, the CCO must furnish to the Board, and the Board must consider, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code. B. The Board’s Duties and Responsibilities (1) The Board must approve this Code before retaining the Advisor’s services; (2) The Board must approve all material changes to this Code no later than six months after adoption of the material change; and (3) The Board will determine, in its sole discretion, whether a person has violated the Code. If it is determined that a person violated the Code, the Board shall determine the appropriate disciplinary action to be taken and sanctions to be imposed. C. The Advisor’s Duties and Responsibilities At least annually, the Advisor shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under this Code of Ethics since the previous report, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and certifies that the Advisor has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

8 VI. Recordkeeping. The Company will maintain records as set forth below. These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission (the “SEC”) and other regulatory agencies. A. A copy of this Code and any other code adopted by the Company which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place. B. A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred. C. A copy of each report submitted by an Access Person under this Code will be preserved for a period of at least five years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place. D. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place. E. A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place. VII. Miscellaneous. A. Confidentiality. The Company will endeavor to maintain the confidentiality of all pre-clearance requests and any other information filed pursuant to this Code. Such reports and related information, however, may be provided to the SEC and other regulatory agencies. B. The “should have known” standard. For purposes of this Code, the “should have known” standard does not: i. imply a duty of inquiry; ii. presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund’s investment strategies; or iii. impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

9 Exhibit E-1 Definitions The definitions and terms used in this Code are intended to mean the same as they do under the 1940 Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the 1940 Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the 1940 Act or other federal securities laws, as applicable, should be followed. Access Person means: 1. the Company’s directors and officers; 2. any Advisor Access Person; 3. any other any employee of the Company who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; 4. any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Securities; and 5. any director, officer or general partner of the principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Company, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Company regarding the purchase or sale of Securities. Access Persons include: a. a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situations); b. a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence; c. a relative whose financial affairs an Access Person “controls,” whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

10 d. an investment account over which an Access Person has investment control or discretion; and e. a trust or other arrangement that names an Access Person as a beneficiary. All employees of the Adviser are deemed to be Access Persons. See list of Access Persons at Exhibit E-2. Advisor Access Person means a person who meets the definition of Access Person with respect to the Advisor and any employee of the Adviser. Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not under the Automatic Investment Plan. Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. A person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Control means the power to exercise a controlling influence over the management or policies of a Fund, unless such power is solely the result of an official position with such Fund. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a Fund shall be presumed to control such Fund. Any person who does not so own more than 25 per centum of the voting securities of any Fund shall be presumed not to control such Fund. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as otherwise provided in accordance with applicable law, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person. Distributor Access Person means a person who meets the definition of Access Person with respect to the Distributor and is subject to the Distributor’s Code of Ethics. If such person is an Access Person but is not subject to the Distributor’s Code of Ethics, such person shall be considered an Adviser Access Person for all purposes herein. Exempt Security means: 1. direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies (such as money market funds and mutual funds) but not exchange traded funds (ETFs), 2. securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control,

11 3. securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or a Company, including mergers, recapitalizations or similar transactions, and 4. securities acquired as a part of an Automatic Investment Plan. Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household. High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service). Independent Trustee means a Trustee of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act. IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934. Interested Trustee means a Trustee of the Company who is an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act. Investment Personnel means 1. any employee of the Company or the Advisor (or of any company in a control relationship to the Company or the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Company, 2. any natural person who controls the Company or the and who obtains information concerning recommendations made to the Company regarding the purchase or sale of Securities by that Company. Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements). Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security. Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as

12 a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. A Security held or to be acquired by a Fund means: 1. any security that within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Advisor for purchase by the Fund and 2. any option to purchase or sell, and any security convertible into or exchangeable for, a security.

Exhibit E-2

Access Persons
November 20, 2014

1	Luis	Berruga	
2	Sanjay Ram	Bharwani	(Independent Trustee)
3	John	Belanger	
4	Scott R.	Chichester	(Independent Trustee)
5	Daphne	Chisolm	
6	Stephen	Cirillo	
7	Bruno	del Ama	
8	Leanne	Ferguson	
9	Luis	Fernandez	
10	Francia	Fletcher	
11	Brandon	Gilroy	
12	James	Glownia	
13	Sherry	Hughes	
14	Jay	Jacobs	
15	Michael	Jennings	
16	Gregory	King	
17	Chang	Kim	
18	Tim	Liberty	
19	Thomas	Lynch	
20	Ming	Mui	
21	James	Ong	
22	Announshka	Owen	
23	Jose	Santiago	
24	Kartik Kiran	Shah	(Independent Trustee)
25	Steven	Swain	
26	Guillermo	Trias	
27	Justin	Young	
28	James	Ziniel	

13

14 Exhibit E-3 Acknowledgment To: Chief Compliance Officer Global X Funds Re: Acknowledgment of Code of Ethics Initial Acknowledgment: Please check here if this is an initial acknowledgment.  I certify that: (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I will comply with this Code, (4) I will report all holdings, transactions and accounts that I am required to report pursuant to this Code. Annual Acknowledgment: Please check here if this is an annual acknowledgment.  I certify that: (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I have complied with this Code at all times during the previous calendar year, and (4) I have, during the previous calendar year, reported all holdings, transactions and accounts that I am required to report pursuant to this Code. This form will be completed in Compliance11.